FOR IMMEDIATE RELEASE

EARTHFIRST TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER 2005

Company Details Growth Initiatives in Operating Subsidiaries;
Chairman Converts Common Shares to Preferred Stock to Improve Equity Structure;
Conference Call Scheduled for Thursday, December 1, 2005 at 10:30 AM EST

TAMPA, FL - (BUSINESS WIRE) - November 30, 2005 - EarthFirst Technologies, Incorporated (OTCBB:EFTI) today announced the Company’s results for the three and nine month periods ended September 30, 2005.

Financial Highlights for the Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004:
•
Revenue increased 212% to $10.5 million from $3.4 million. Due to the timing of the Company’s acquisition of Electric Machinery Enterprises, Inc. (EME) in August 2004, third quarter 2004 revenues reflected only one month’s revenue contribution from the subsidiary.

•	Gross profit margin on revenue improved to 25.1% compared to 15.1%.
•	Income from operations before reorganization items, income taxes and majority interest was approximately $596,000 compared to a loss from operations of approximately $498,000.
•
Due largely to non-cash charges associated with a convertible debt financing completed earlier this year and stock-based compensation to entities affiliated with or controlled by the Company’s Chairman of the Board, net loss increased to approximately $18.5 million, or $0.03 loss per diluted share, compared to a net loss of approximately $843,000, or $0.003 loss per diluted share. The recorded loss associated with the stock based compensation was offset by an increase in paid-in capital and does not affect the financial position of the Company.

Financial Highlights for the Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004:
•
Revenue jumped 711% to approximately $28.5 million compared to approximately $3.5 million. The growth in sales is attributed to the Company’s acquisition of Electric Machinery Enterprises, Inc. (EME), which occurred in August 2004 and resulted in only one month’s revenue contribution from the subsidiary.

•	Gross profit margins on revenue rose to 27.9% from 18.3%.
•	Income from operations before reorganization items, income taxes and majority interest was approximately $2.3 million compared to a loss from operations of approximately $2.9 million.
•
For the aforementioned reasons, net loss increased to approximately $19.3 million, or $0.04 loss per diluted share, compared to a net loss of approximately $3.4 million, or $0.013 loss per diluted share.

•	As of September 30, 2005, the Company had approximately $9.1 million in cash and receivables, and working capital of $5.1 million.
•	Stockholders equity, as of September 30, 2005, increased to approximately $22.3 million, compared to $5.6 million reported as of December 31, 2004 .

The Company has filed amended Forms 10QSB/A for the first and second quarter periods ended March 31, 2005 and June 30, 2005, respectively, due to a change in the accounting treatment given to the debt discount (beneficial conversion feature) related to the convertible debt financing completed with Laurus Master Funds, Ltd. in the first quarter of 2005. The Company originally expensed the full amount, but has since been advised by its auditors to expense a portion and amortize the balance over the life of the debt, which is approximately three years.

Commenting on the results, Leon Toups, Chief Executive Officer of EarthFirst, noted, “Each of our subsidiaries has made measurable strides in executing, refining and advancing their respective growth strategies during the past several months. Consequently, EarthFirst is stronger now and better positioned to capitalize on the growth opportunities we are seeing in our core business areas.”

Continuing, Toups stated, “Virtually all aspects of the reorganization of EME are now complete. EarthFirst has spent in excess of $2 million pursuing construction claims originating with EME. In addition to these fees, which have been charged against earnings, all of the related claims receivables have been written-off. While we don’t expect recoveries this year, we do believe that the majority of the associated legal costs have already been incurred and recoveries are possible next year. Looking ahead, EME is now free to focus on routine business matters and corresponding growth initiatives.

“Specifically, during the second quarter of this year, EME created a residential electrical contracting unit focused solely on residential construction,” said Toups. “Although we initially began this endeavor with a limited, small scale roll-out, we have since expanded this initiative into a formal operating division of EME called Prime Power Residential (PPR). As of the end of the third quarter, PPR has 15 actively engaged crews in the field and a backlog in excess of $5 million.

“Prime Power of Tampa (PPT), our venture with Triad Group, is emerging as one of EarthFirst’s fastest growing business interests. Following an initial contract with Ocean World in the second quarter, PPT has been awarded a series of follow-on phased projects at the site, helping to fuel a $10 million backlog. Moreover, PPT has built a 2006 pipeline of prospective business, primarily in the Caribbean, that we believe could result in tens of millions of dollars in design/build contract awards in the coming year,” noted Toups.

“Due to a number of developments at WESCO, EarthFirst has determined that it is necessary to refine its growth strategy for this wholly-owned subsidiary. During the third quarter, major financial institutions approached EarthFirst about providing the necessary financing to build, support and roll-out a Company-owned network of CAVD tire remediation plants located in strategic locales around the United States,” stated Toups. “Although we will continue to pursue the licensing of our technology and sale of our plants to third parties, by owning our own plants and capturing a majority share of the revenue benefit of by-product sales generated from our proprietary remediation processes, the financial impact could be significant. Consequently, we have elected to proceed with revising our business plan to provide for the deployment of Company-owned plants. Additionally, in the past 90 days, we have concentrated on grading, specifying and developing markets for our unique tire remediation by-products to ensure a strong distribution platform is in place. Also, substantial testing was performed with our batch reactor on materials that support our biofuel program.

“We are particularly encouraged by the potential of our new biodiesel business, being led by EarthFirst Americas. As noted in recent press announcements, we arranged for the first of planned regular shipments of biodiesel, produced from palm oil extracted from African Palms grown in Ecuador. Based on our research, this shipment represented the single largest importation of biodiesel into the U.S. in history. With up to 45 million gallons expected to be imported in 2006, this is a sizable opportunity for EarthFirst on which we intend to fully capitalize. In addition, this gives us a solid foothold to introduce our thermal distillation technologies into the biodiesel production processes, thus fostering an entirely new revenue channel for our Company. Despite a strong and negative reaction expressed by the American Soybean Association following the release of our news announcements, EarthFirst maintains that its technology can play a role in advancing biodiesel production from a broad range of biostock, including soy beans, and heartily welcomes opportunities to pursue business discussions with any group engaged in producing biofuels.

“In closing, I’m pleased to announce that our Board of Directors has recently approved a transaction providing for our Chairman, John Stanton, to exchange 120 million common shares into non-convertible, non-voting preferred shares, redeemable only at the Company’s discretion, thus reducing the common share holdings of his affiliated entities, as well as eliminating a control position in EarthFirst. We have long valued his leadership, financial support and savvy business counsel and appreciate this expression of confidence in our management team and in EarthFirst’s growth prospects,” concluded Toups.

EarthFirst will host a teleconference tomorrow morning, Thursday, December 1, 2005, beginning at 10:30 AM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 1-800-218-8862. For those unable to participate at that time, a replay of the teleconference can be accessed by dialing 1-800-405-2236 and entering the pass code 11045171#. The replay will be available for 30 days.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	September 30,
	2005	December 31,
	(Unaudited)	2004

Current assets:
Cash	$1,060,763	$1,482,383
Accounts receivable - net	8,058,899	8,511,692
Cost and estimated earnings in excess of
billings on uncompleted contracts	1,602,100	986,269
Inventory	1,349,938	1,400,635
Prepaid expenses and other current assets	188,948	75,034
Total current assets	12,260,648	12,456,013

Property and equipment, net	4,624,356	4,340,490
Investment in unconsolidated affiliates	798,350
Intangible assets	15,323,152	15,323,152
Loan costs and discounts	706,459
Other assets	438,899	571,603
	$34,151,864	$32,691,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$85,963	$ $ 151,898
Secured revolving note payable	3,348,447
Secured convertible term note payable	1,200,000
Discount on secured notes payable - net	(2,285,829)
Plan of reorganization obligations, current		2,350,000
Accounts payable and accrued expenses	3,940,175	6,111,140
Billings in excess of cost and estimated
earnings on uncompleted contracts	800,776	1,047,565
Current maturities of notes payable, related parties		715,122
Total current liabilities	7,089,532	10,375,725

Secured revolving note payable, non current	1,000,000
Secured convertible term note payable, non current	1,800,000
Discount on secured notes payable - net	(1,230,831)
Plan of reorganization obligations, non current		7,594,074
Other liabilities	967,762	1,081,802
Notes payable, related parties, less current maturities		6,697,519
Long term debt, less current maturities		120,785
Total liabilities	9,626,463	25,869,905

Majority interest	2,198,617	1,254,025
Commitments and contingencies (Note 9)	—	—

Stockholders’ equity:
Common stock, par value $.0001, 750,000,000 shares authorized,
598,046,693 shares and 301,770,150 shares issued and outstanding
at September 30, 2005 and December 31, 2004	59,804	30,177
Additional paid-in capital	92,804,627	56,795,183
Accumulated deficit	(69,269,587)	(49,989,972)
	23,594,844	(6,835,388)
Less treasury stock (1,950,000 shares at cost)	(1,268,060)	(1,268,060)
Total stockholders’ equity:	22,326,784	5,567,328
	$34,151,864	$32,691,258

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue	$10,526,009	$3,376,936	$28,447,170	$3,506,936
Cost of sales	7,879,108	2,866,600	20,503,561	2,866,600
Gross profit	2,646,901	510,336	7,943,609	640,336
Selling, general and
administrative expenses	1,947,185	816,399	5,186,367	1,218,203
Research and development expenses	104,064	191,656	424,715	2,333,600

Income (loss) from operations before
reorganization item, income
taxes and majority interest	595,652	(497,719)	2,332,527	(2,911,467)

Other income (expense):
Gain on extinguishment of debt, bankruptcy	180,433		4,163,740
Gain on disposal of assets	33,370		40,039
Miscellaneous income	148,155	9,284	316,466	9,284
Interest expense	(166,266)	(111,170)	(354,548)	(217,126)
Interest expense write-off and
amortization of debt discount	(324,195)		(4,173,254)
Equity in loss of unconsolidated affiliates	(121,563)		(251,649)
Related party stock based compensation	(18,260,000)		(18,260,000)
Income (loss) before reorganization item,
income taxes and majority interest	(17,914,414)	(599,605)	(16,186,679)	(3,119,309)

Reorganization item, professional
fees related to bankruptcy and
pursuit of claims	(278,030)	(166,297)	(1,710,708)	(166,297)
Income (loss) before income taxes
and majority interest	(18,192,444)	(765,902)	(17,897,387)	(3,285,606)

Provision for income taxes
Income (loss) before majority interest	(18,192,444)	(765,902)	(17,897,387)	(3,285,606)
Majority interest	(286,084)	(77,518)	(1,244,592)	(77,518)

Income (loss) from continuing operations	(18,478,528)	(843,420)	(19,141,979)	(3,363,124)

Loss on disposal of discontinued operations			(137,636)

Net Income (loss)	(18,478,528)	(843,420)	(19,279,615)	(3,363,124)

Net Income (loss) per common share	$(0.03)	$(0.003)	$(0.04)	$(0.013)

Weighted average shares outstanding	535,524,754	274,847,073	469,631,345	251,744,769

About EarthFirst Technologies, Incorporated
EarthFirst Technologies, http://www.earthfirsttech.com, is a specialized holding company engaged in researching, developing and commercializing technologies for the production of alternative fuel sources and the destruction and/or remediation of liquid and solid wastes, and in supplying electrical contracting services to commercial and government customers internationally.

 Through its subsidiary World Environmental Solutions Company (WESCO), EarthFirst markets solid waste remediation plants utilizing a proprietary Catalytic Activated Distillation (CAVD) process, which is a superior technology developed by EarthFirst to recycle rubber tires and other waste by heating the material without burning it. Through its subsidiary Electric Machinery Enterprises, Inc., http://www.e-m-e.com, the Company provides electrical contracting services both as a prime contractor and as a subcontractor, electrical support for industrial and commercial buildings, power generation stations, and water and sewage plants in the US and abroad.

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statement of EFTI officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future EFTI actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and EFTI has no specific intention to update these statements.

FOR MORE INFORMATION, PLEASE CONTACT
Elite Financial Communications Group, LLC
Dodi Handy at 407-585-1080 or via email at efti@efcg.net